Ex. 99.1

5600 Cox Road, Glen Allen, VA 23060  Telephone: (804) 267-8000  Fax: (804) 267-8466   Website: www.landam.com

FOR IMMEDIATE RELEASE                 Bob Sullivan                                          Lloyd Osgood
March 13, 2008                          SVP – Investor Relations             SVP – Communications Resources
                     Phone: (804) 267-8703               Phone: (804) 267-8133
     bsullivan@landam.com                                        losgood@landam.com

LANDAMERICA PROMOTES PAM K. SAYLORS TO
PRESIDENT – COMMERCIAL SERVICES

RICHMOND, VA - LandAmerica Financial Group, Inc. (NYSE: LFG) announces that Pam K. Saylors will be promoted to President – Commercial Services, effective April 2, 2008.  She is based in Richmond, Virginia.

Saylors is replacing Jeffrey C. Selby, who is retiring after 38 years of service with the company.  Selby will continue to serve the company in a consulting capacity through the end of the year.

Saylors’ career spans 31 years at LandAmerica, where she currently serves as Group Senior Vice President – Commercial Title Operations.  She has held a variety of leadership positions of increasing responsibility since joining the company in 1977, establishing a proven record of completing complex commercial transactions and maintaining a clear focus on the needs of commercial customers.

“We are fortunate to have a highly skilled and progressive leader like Pam overseeing LandAmerica Commercial Services,” said Theodore L. Chandler, Jr., Chairman and Chief Executive Officer.  “Under her direction, LandAmerica will continue as the industry leader in commercial real estate transaction services, providing superior service to customers worldwide.”

Saylors received her juris doctorate from the Woodrow Wilson College of Law, her masters of theological studies from Emory University, and her bachelor of arts from Berry College.

Saylors is a member of the International Council of Shopping Centers, Commercial Real Estate Women, The International Association of Attorneys and Executives in Corporate Real Estate, CoreNet, the Commercial Mortgage Securities Association and the Real Estate section of the Georgia Bar.  She is also active in community service and is a Past Chair of the LandAmerica United Way campaign.

About LandAmerica Financial Group, Inc.
LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services with over 700 offices and a network of more than 10,000 active agents. LandAmerica serves agent, residential, commercial and lender customers throughout the United States, Mexico, Canada, the Caribbean, Latin America, Europe and Asia. LandAmerica is recognized as number one in the mortgage services industry on Fortune’s 2008 list of America’s Most Admired Companies.

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